Exhibit 6.2
Revised as of February 12, 2002
BY-LAWS
FEDERAL LIFE INSURANCE COMPANY (MUTUAL)
SECTION I — POLICYHOLDERS
1.	MEMBERS: Each policyholder shall be a member of the company.

2.	NO ASSESSMENT OR CONTINGENT LIABILITY: All life insurance policies issued by the company shall provide for a specific premium, and there shall be no assessment or contingent liability on the part of any member.

3.	ANNUAL MEETING: The annual meeting of the members of the company shall be held on such date and at such time as shall be designated by the Board of Directors and as shall be set forth in the notice of meeting.

4.	PURPOSES OF ANNUAL MEETING: The annual meeting of the members of the company shall be held for the purpose of electing directors and for the transaction of such other business as may properly be brought before the meeting.

5.	FAILURE TO ELECT DIRECTORS AT ANNUAL MEETING: If the election of directors shall not be held on the day designated for any annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the members of the company as soon thereafter as convenient. At such meeting, the members may elect directors and transact other business with the same force and effect as at an annual meeting.

6.	SPECIAL MEETINGS: Special meetings of the members of the company may be called only by the Board of Directors pursuant to a written request by a majority of the entire Board of Directors. A special meeting of the members of the company may be called for any purpose or purposes.

7.	PLACE OF MEETINGS: Meetings of the members of the company shall be held at such place or places, within or without the State of Illinois, as may from time to time be designated by the Board of Directors.

8.	NOTICE OF MEETINGS: Except as otherwise expressly required by law or these By-laws, notice of each meeting of the members of the company shall be given to each member entitled to vote at such meeting not less than 10 nor more than 150 days before the date of the meeting, by delivering a written notice thereof to each member personally or by facsimile (receipt confirmed), or by depositing such notice in the

United States mail in a postage prepaid envelope, directed to each member at the post office address furnished by such member to the company, or, if no address shall have been furnished to the company, the address of the member as it appears on the records of the company, or, if no address shall have been furnished to the company and the address shall not otherwise appear on the records of the company, then at the home office of the company in the State of Illinois. Such notice shall be deemed given when delivered or sent, if delivered personally or by facsimile, and two business days after the date when mailed, if sent by United States mail. Except as otherwise expressly required by law, no publication of any notice of a meeting of the members of the company shall be required, nor shall the giving of any notice of any adjourned meeting of members of the company be required if the time and place thereof are announced at the meeting at which the adjournment is taken. Every notice of a meeting of the members of the company shall state the place, date and hour of the meeting. Notice of any annual meeting of the members of the company may include a form of proxy on behalf of the company, pursuant to the valid authorization of its Board of Directors, relating to such meeting or any future annual meeting or meetings of the members of the company (whether or not such notice states the place, date or hour of such future annual meeting or meetings).

9.	ORGANIZATION: Meetings of the members shall be presided over by the Chairman, or if the Chairman is not present, by the President, or if neither the Chairman nor the President is present, then by an individual designated by the Executive Committee of the Board of Directors. The President or an individual designated by the Chairman, or in the absence of the Chairman, an individual designated by the Executive Committee of the Board of Directors, shall act as secretary of every meeting of the members of the company.

10.	VOTING; PROXIES: Each life policyholder shall have one vote for each $1,000 of life insurance and each accident and health policyholder shall have one vote for each $25.00 of annual premium, provided that the policy or policies, whether life or accident and health, are in force on the day of the meeting of members as indicated in the books and records of the company. No member shall be entitled to any fractional vote and no member shall be entitled to sell, assign or otherwise transfer any voting rights as a member to any person other than to such member’s proxy duly appointed with full power of revocation. Any member entitled to vote may do so either in person or by proxy appointed by an instrument delivered to the Chairman of the company at least 60 days before the date of the meeting; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the members of the company, notice by the member to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Except as otherwise authorized by the Board of Directors, no instrument appointing a person as proxy for any member will be valid unless such instrument (a) is in writing, (b) is subscribed by the member appointing such proxy or his or her attorney thereunto authorized and (c) in the case of any proxy solicited other than on behalf of the company pursuant to the valid authorization of its Board of Directors, such instrument (i) indicates clearly that such proxy is not being solicited on behalf of the company, (ii) identifies the person or persons soliciting such proxy and the relationship of such person or persons to the company, (iii) describes in reasonable detail the matter or matters in connection with which such proxy is being solicited and any material interest therein of the person or persons soliciting such proxy, (iv) states whether the person or persons soliciting such proxy are members of the company and (v) states that such person or persons are not agents or general agents of the company or of any other insurance company, and describes in reasonable detail any other actual or potential conflict of interest, direct or indirect, between the company and the person or persons soliciting such proxy, including for this purpose any corporation, partnership or other entity controlling, controlled by or under common control with such person or persons. The directors of the company shall be elected as provided in the Articles of Incorporation of the company by the affirmative vote of not less than 66 2/3% of the votes present, in person or by proxy, at the meeting and entitled to vote. Except as otherwise expressly required by law or these By-laws, all other matters coming before any meeting of the members shall be decided by the vote of a majority of the votes present, in person or by proxy, at the meeting and entitled to vote. Voting at all elections for directors need not be by ballot and shall not be cumulative.

11.	NOMINATION OF DIRECTORS:
(a)	Only persons who are nominated in accordance with the procedures set forth in these By-laws shall be eligible to serve as directors of the company. Nominations of persons for election to the Board of Directors may be made at a meeting of members (i) by or at the direction of the Board of Directors or (ii) by any member of the company who is a member of record at the time of giving of notice provided for in this Section 11, who shall be entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 11. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Chairman of the company. To be timely, a member’s notice shall be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the meeting; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the members of the company, notice by the member to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such member’s notice shall be executed by no fewer than 25 individual members (including such member) and shall set forth (i) as to each person whom the member proposes to nominate for election or re-election as a director (A) the name and address, as they appear on the company’s books, of such nominee, (B) the age of such nominee, (C) a statement as to whether such nominee is a citizen and resident of the State of Illinois, (D) the type, policy number and, if applicable, face amount of each policy issued by the company which is owned by such nominee, (E) a description in reasonable detail of any relationship between such nominee and the company and any material interest of such nominee in any business or other matter involving the company, (F) a statement, in form and substance acceptable to the company, that such nominee (including any affiliated corporation, partnership or other entity) is not an agent or general agent of the company or of any other insurance company, is not a stockholder, director, officer or employee of or consultant to any insurance company other than the company, and is not subject to any other actual or potential conflict of interest, direct or indirect, involving the company, (G) all such other information relating to such nominee as may reasonably be requested by the company, and (H) such nominee’s written consent to being named as a nominee and to serving as a director if elected and (ii) as to the member giving the notice and each other member executing the notice (A) the name and address, as they appear on the company’s books, of such member and (B) the type, policy number and, if applicable, face amount of each policy issued by the company which is owned by such member. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Chairman of the company that information required to be set forth in a member’s notice of nomination, which pertains to the nominee.

(b)	The Board of Directors of the company may establish a nominating committee with the authority to seek, consider and recommend to the Board of Directors qualified candidates to stand for election at each annual or special meeting of members called for such purpose or to fill vacancies or newly created directorships as they may occur and as the Board of Directors may request. The nominating committee shall additionally consider nominations for director made by the members of the company and shall determine whether nominations made by members of the company have been made in accordance with the procedures and requirements prescribed by applicable law, the Articles of Incorporation of the company and these By-laws. Such committee shall be composed of all directors not standing for re-election within one year and the Chairman of the company, whether or not standing for re-election within such period. The final selection of nominees to stand for election or to fill vacancies or newly created directorships, and the final determination as to all matters concerning nominations by members, shall remain solely within the discretion of the Board of Directors.
12.	NOTICE OF BUSINESS: At any meeting of the members of the company, only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any member of the company who is a member of record at the time of giving of the notice provided for in this Section 12, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 12. For business to be properly brought before a member meeting by a member, the member must have given timely notice thereof in writing to the Chairman of the company. To be timely, a member’s notice must be delivered to or mailed and received at the principal executive offices of the company not less than 60 days nor more than 90 days prior to the meeting; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to members of the company, notice by the member to be timely must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. A member’s notice to the Chairman shall set forth as to each matter the member proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the company’s books, of the member proposing such business, (c) the type, policy number and, if applicable, face amount of each policy issued by the company which is owned by such member and (d) any material interest of the member in such business and, if none, a written statement to that effect. The Board of Directors shall determine whether business was properly brought before the meeting and in accordance with the provisions of these By-laws and, if the Board of Directors shall determine that any such business was not so brought, such business shall not be transacted at the meeting.
13.	RESTRICTIONS ON ACTIONS BY WRITTEN CONSENT: Any action required or permitted to be taken by the members of the company must be effected at a duly called annual or special meeting of such members and may not be effected by any consent in writing by such members.
SECTION II — THE BOARD OF DIRECTORS
1.	ELECTION: Directors shall be members, and shall be elected for the terms, and in the manner prescribed in the Articles of Incorporation and the By-laws. Until otherwise fixed, the number of Directors shall be 6.

2.	MEETINGS: The Board of Directors shall hold its annual meeting immediately after the annual meeting of the policyholders and quarterly meetings in the months of May, August and November upon call of the Secretary or Chairman.

The Board of Directors may hold such other meetings at such places and times as it may designate.

3.	SPECIAL MEETINGS: Special meetings of the Board of Directors may be called by the Chairman or by the President or on the written request of a majority of the Board of Directors.

4.	NOTICE OF MEETINGS: The Secretary or Chairman of the Company shall give each director notice of the place, day and hour of each meeting of the Board of Directors at least 10 days before the day of the meeting.

5.	QUORUM: A majority of the members of the Board of Directors shall constitute a quorum.

6.	COMPENSATION: The Directors shall receive such compensation as the Board of Directors may determine.
SECTION III — OFFICERS
1.	ELECTION: The Board of Directors shall elect the officers of the company.

2.	OFFICERS: The officers of the company shall be a Chairman, a President, one or more Vice Presidents, a Secretary and/or Assistant Secretaries, and such additional officers as may be elected by the Board of Directors. More than one office may be held by the same person at the same time except the office of President, and the office of Secretary, may not be held by the same person.
3.	TERM OF OFFICE: Each officer shall be elected for a term of one calendar year unless, when elected, a shorter term is specified. Each officer shall hold office until his successor be elected, or until his services as such officer be terminated by death, by resignation, by retirement, or by action of the Board of Directors.

4.	DUTIES: The Chairman shall preside at all meetings of policyholders and of the Board of Directors.
     The Chairman shall be the Chief Executive Officer of the company. He shall exercise general supervision of all of the business and affairs of the company and of all of its officers. He shall be responsible for the execution of all proper directives of the Board of Directors and of the Executive Committee. In the absence of the Chairman, or, if for any reason the office of Chairman be vacant, the President shall perform all the duties of the Chairman.
     The duties of all other officers shall be such as, by statute or general practice, pertain to their respective offices, and such as may be assigned to them by the Chairman, the Executive Committee, or the Board of Directors.
5.	COMPENSATION: The compensation of the officers of the company shall be fixed by the Board of Directors.

6.	EXECUTION OF DOCUMENTS: Documents shall be executed in the manner and by such of the officers as may be directed by the Board of Directors or Executive Committee in conformity with statute, law, or the regulations of the Insurance Departments of the states in which the company is licensed to do business, or, in the absence of such direction, statute, law or regulation, then in such manner as is determined by general practice.
SECTION IV — COMMITTEES
1.	ELECTION:

EXECUTIVE COMMITTEE: The Board of Directors shall elect from their own number an Executive Committee of not less than three members including at least one director other than a company officer. The Chief Executive Officer shall act as Chairman.

INVESTMENT COMMITTEE: The Board of Directors shall elect from their own number an Investment Committee of not less than three members including at least one director other than a company officer.

AUDIT COMMITTEE: The Board of Directors shall elect from their own number an Audit Committee of not less than three members none of whom shall be company officers. The Chairman shall be other than a company officer. The Chief Executive Officer shall be a non-voting, ex officio member of the Committee.

OTHER COMMITTEES: The Board of Directors may elect such other committees, and confer upon them such authority as it shall deem necessary. It also may confer upon the Chairman the authority to appoint such other committees as he may deem desirable in the efficient management of the company.
2.	AUTHORITY OF THE EXECUTIVE COMMITTEE: The Executive Committee shall have, during the interim between the meetings of the Board of Directors, all of the authority of the Board of Directors in the management of the company.

3.	AUTHORITY OF INVESTMENT COMMITTEE: The Investment Committee shall determine the investment policy and program of the company, subject to the approval of the Board of Directors.
     The Committee, with the approval of the Board of Directors, shall establish limits, subject to law, within which the company officers shall have authority to invest company funds in any property or security permitted by law, and to determine the basis upon which the company officers may buy, sell, transfer, convey, lease and manage any and all such properties and securities.
     The Investment Committee, with the approval of the Board of Directors, shall determine the place, or places for safekeeping of company securities and shall designate persons who shall have access thereto.
4.	AUTHORITY OF THE AUDIT COMMITTEE: The authority of the Audit Committee shall be as follows:
a.	To recommend to the Board of Directors a firm of independent public accountants to audit the company’s accounts for the year regarding which the accountants are appointed.

b.	To meet the independent public accountants before commencement of the audit:
(i)	To discuss the evaluation by the accountants of the adequacy and effectiveness of the accounting procedures and internal controls of the company;

(ii)	To approve the overall scope of the audit to be made and the fees to be charged; and

(iii)	To inquire regarding and discuss with the accountants recent Illinois Insurance Department, Financial Accounting Standards Board,

Securities and Exchange Commission or other regulatory agency pronouncements, if any, which might affect the company’s financial statements.
c.	To meet the independent public accountants at the conclusion of the audit:
(i)	To review the audited financial statements of the company;

(ii)	To discuss the results of the audit;

(iii)	To discuss the report by the accountants to management of the company regarding the audit and the response by the management thereto; and

(iv)	To discuss any significant recommendations by the accountants for improvement of accounting systems and controls of the company.
5.	QUORUM OF COMMITTEES: A majority of the members of any committee shall constitute a quorum.
SECTION V — INDEMNIFICATION
1.	INDEMNIFICATION: The company shall indemnify any person who was or is party to or threatened to be made party to any threatened, or pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in right of the company) by reason of the fact that he is or was a director, officer, employee, fiduciary of a company employee benefit plan or member of a committee of the company, or is or was serving on behalf of the company as a director, officer, employee or trustee of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines, amounts paid in settlement and expenses, including counsel fees, actually and reasonably incurred by or imposed upon him; provided, however, that such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     Every such person who has been wholly successful, on the merits or otherwise, with respect to any action, suit or proceeding or claim, or threat thereof, of the character previously described above shall be entitled to such indemnification as of right. Otherwise, payment, reimbursement or indemnification shall be made by the company to any person, if either, (i) in the case of a person who is not a director and the Board of Directors shall find that the person has met the above stated standards of conduct, or (ii) in the case of a director or an officer who is also a director, independent legal counsel shall deliver to the company written advice that, in the opinion of such counsel, the director or officer has met the above standards of conduct.
     Expenses incurred by any person with respect to any action, suit or proceeding or claim, or threat thereof, of the character previously described above may be advanced by the company prior to the final disposition of such action, suit, proceeding or claim upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by law or under the provisions of this section.
     The foregoing rights of indemnification shall be in addition to any rights to which any director, officer or employee of the company, former, present or future, may otherwise be entitled to as a matter of law.
2.	INDEMNIFICATION INSURANCE: The company shall have power to purchase and maintain liability insurance on behalf of any person who is serving in any capacity mentioned in SECTION V of these By-laws, whether or not the company would have the power to indemnify such person as herein provided.
SECTION VI — AMENDMENT OR REPEAL
1.	BY-LAWS: These By-laws may be altered, amended, or repealed by the Board of Directors at any regular or special meeting of the Board of Directors, by a majority vote of the directors present at such meeting.

CERTIFICATION
I, Joseph D. Austin, duly elected and acting Chairman of the Board and Chief Executive Officer of Federal Life Insurance Company (Mutual), hereby certify that the foregoing is a true and complete copy of the By-laws of said company adopted by its Board of Directors at the board meeting held February 12, 2002.
IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed the seal of said company this 27th day of February 2002.

[corporate seal]	/s/ Joseph D. Austin
Joseph D. Austin
Chairman of the Board and Chief Executive Officer

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